UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 12, 2009

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

NexMed, Inc. (the Company) received a letter from The NASDAQ Listing Qualifications Department on August 12, 2009 providing notification that it does not comply with the minimum $2.5 million in stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).  As of June 30, 2009, the date of the Company’s most recently filed financial statements, the Company’s total stockholders’ equity was $1,700,553.

Nasdaq will provide written notice that the Company’s common stock will be delisted from the Nasdaq National Market at the opening of business on August 27, 2009, unless the Company submits a specific plan to Nasdaq to achieve and sustain compliance with Marketplace Rule 4310(c)(3), including the time frame for completion of the plan, and the plan is reviewed and accepted by Nasdaq.  The Company intends to submit its plan to achieve and sustain compliance to Nasdaq before August 27, 2009.  If the plan is acceptable to Nasdaq then the Company would be granted an extension of up to 105 calendar days to evidence compliance with Marketplace Rule 4310(c)(3).

The Company remains on notice for maintaining the minimum $1 bid requirement as set forth in Marketplace Rule 4310(c)(8)(D).  However, because Nasdaq had suspended enforcement of this requirement until August 3, 2009, as of its most recent announcement on July 13, 2009, the Company now has until January 25, 2010 to meet that requirement.

There can be no assurance that Nasdaq’s Listing Qualifications Panel will decide to allow the Company to remain listed.

A copy of a related press release is filed herewith as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1  Press release, dated August 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

	By:	/s/ Mark Westgate
	Name:	Mark Westgate
	Title:	Vice President and Chief Financial Officer
Date: August 14, 2009